As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 10, 2000, except with respect to Note 14 as to which the date is March 10, 2000, included in American States Water Company's Annual Report on Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Registration Statement. It should be noted that we have performed no audit procedures subsequent to February 10, 2000, the date of our report, except with respect to Note 14 as to which the date is March 10, 2000.

                                /s/ Arthur Anderson LLP

Los Angeles, California
June 16, 2000